January 28, 2021

Glenn Fogel

Re: 2018 Performance Share Unit and 2019 Performance Share Unit Agreements

Dear Mr. Glenn Fogel:

    This letter serves to amend, effective as of January 28, 2021, the Performance Share Unit Agreement between you and Booking Holdings Inc. (the “Company”), dated March 4, 2018 (the “2018 PSU Agreement”) and the Performance Share Unit Agreement between you and the Company, dated March 4, 2019 (the “2019 PSU Agreement,” together with the 2018 PSU Agreement, the “PSU Agreements”). Capitalized terms used, but not otherwise defined, in this letter will have the same meanings given to such terms in the respective PSU Agreements.

    Under the PSU Agreements, the performance share units generally vest based on achievement of Cumulative Consolidated Adjusted EBITDA (for the 2018 PSU Agreement) and Cumulative Consolidated Compensation EBITDA (for the 2019 PSU Agreement) during the applicable Performance Periods, and the number of performance share units you are eligible to earn is determined by applying the Vesting Factor associated with the actual level of achievement to the number of target shares granted pursuant to the 2018 PSU Agreement and the 2019 PSU Agreement, respectively. Under the PSU Agreements, the Vesting Factor can range from 0x to 2x the number of target shares. On January 28, 2021, the Board of Directors approved an adjustment to the Vesting Factors set forth in the PSU Agreements due to the significant impact of the COVID-19 outbreak on the Company’s business. The Vesting Factors have been adjusted so that you will receive (a) 1.33x the number of target shares of Company stock subject to the 2018 PSU Agreement upon vesting regardless of the Company’s performance during the Performance Period and (b) 0.33x the number of target shares of Company stock subject to the 2019 PSU Agreement upon vesting regardless of the Company’s performance during the Performance Period, in each case so long as you remain in continuous service with the Company through the respective Determination Dates.

    Except as otherwise set forth herein, all of the terms and conditions of the PSU Agreements shall remain in full force and effect.
    If you agree to the change to your outstanding PSU Agreements described herein, please sign the acknowledgement below using DocuSign by January 29, 2021. If we do not receive such acknowledgement, your award will not be adjusted and you will bear any and all risk that the performance share units will be settled for a lesser number of shares than you would have otherwise earned if the adjustment as described above applies.

Very truly yours,
Booking Holdings Inc.

/s/ Heather Royce
Heather Royce
Senior Vice President, HR

Acknowledged and Accepted:
/s/ Glenn Fogel
January 28, 2021
(Date)